Exhibit 10.12

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into on September 17, 2015, between Surgery Partners, Inc. (“Parent”), Symbion, Inc. (“Symbion”, and together with Parent, the “Company”) and John Crysel (“Executive”), amending and restating in its entirety the Employment Agreement, dated as of June 13, 2014, between Symbion and Executive. This Agreement shall be effective as of the date immediately preceding the date of the initial public offering of Parent’s common stock.

1. Employment. The Company shall employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on November 3, 2014 (the “Commencement Date”) and ending on the five-year anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the fifth anniversary of the Commencement Date and each anniversary thereafter (the “Employment Period”) unless either party gives 30 days’ notice of non-renewal.

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Group President of Surgery Partners’ National Group reporting to the Chief Executive Officer. Executive shall have such responsibilities, duties and authorities, and will render such services for the Company and its Subsidiaries or Affiliates as the Board of Directors of Parent (the “Board”) may from time to time direct. Executive will devote his best efforts, energies and abilities and his full business time, skill and attention to the business and affairs of the Company and its Subsidiaries, and shall perform his duties and responsibilities to the best of his ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the businesses of Company and its Subsidiaries. Executive acknowledges that his duties and responsibilities will require his full time business efforts and agrees that during the Employment Period he will not engage in any other business activity or have any business pursuits that interfere with Executive’s duties and responsibilities under this Agreement or are competitive with the businesses of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) providing service to, or serving on governing boards of, civic and charitable organizations, and (ii) personally investing and managing personal and family investments in real estate and in any corporation, partnership or other entity; but in each case, only to the extent that any of the activities described in clauses (i) or (ii), individually or as a whole, do not (A) require or involve the active participation of Executive in the management of any corporation, partnership or other entity or interfere with the execution of Executive’s duties hereunder, or (B) otherwise violate any provision of this Agreement.

(b) For purposes of this Agreement, (i) “Subsidiaries” means any corporation or other entity (A) of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or Symbion, directly or through one or more subsidiaries or (B) to which Parent, Symbion, or any of their Affiliates provide management services to, and (ii) “Affiliate” of an entity means any other person or entity, directly or indirectly controlling, controlled by or under common control with an entity.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $325,000 per annum, payable by the Company in regular installments in accordance with the Company’s general payroll practices, less taxes and other applicable withholdings, and subject to review and adjustment from time to time by the Board or the Compensation Committee thereof (the “Committee”), in either case, in its discretion (as modified from time to time, the “Base Salary”).

(b) In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s benefit programs for which employees of the Company are generally eligible, subject to the eligibility and participation requirements thereof, including, but not limited to, the following:

(i) medical, dental, vision, life and disability insurance, as is generally provided to other employees of the Company;

(ii) eligibility for vacation time in accordance with the policies of the Company as from time to time in effect; provided, however, that Executive shall not have less than 20 days of vacation time per calendar year; and

(iii) participation in the existing Symbion, Inc. supplemental Executive Retirement Plan, or its equivalent or a successor plan, with a minimum of a two percent (2%) match for Executive.

(c) During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by his in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Executive’s right to payment or reimbursement for business expenses hereunder will be subject to the following additional rules: (i) no reimbursement of any expense shall affect Executive’s right to reimbursement of any other expense in any other taxable year; (ii) the amount of expenses eligible for payment or reimbursement during any calendar year will not affect the expenses eligible for payment or reimbursement in any other taxable year; (iii) payment or reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred or paid, and (iv) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(d) In addition to the Base Salary, Executive will be eligible to receive an annual bonus of fifty percent (50%) of the Base Salary, with the actual amount of any such bonus being determined by the Board or the Committee, in either case, in its discretion, based on the achievement of performance goals established annually by the Board or the Committee, as applicable. Any annual bonus payable under this Section 3(d) will be paid no later than March 15th following the close of the year for which the bonus is earned.

(e) All amounts payable to Executive hereunder shall be subject to all required withholdings by the Company. If additional guidance is issued under, or modifications are made to, Section 409A of the Internal Revenue Code of the Internal Revenue Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or any other law affecting payments to be made under this Agreement, Executive agrees that the Company may take such reasonable actions and adopt such reasonable amendments as the Company believes are necessary to ensure continued compliance with the Internal Revenue Code, including Section 409A. However, the Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and Executive shall be responsible for obtaining his own tax advice with regard to such matters.

4. Termination.

(a) Termination by Executive or the Company. The Employment Period (i) shall terminate upon Executive’s resignation with Good Reason (as defined below) or without Good Reason, death or Incapacity (as defined below) or (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause.

(b) “Good Reason” shall mean without the written consent of Executive:

(i) without the express written consent of Executive, a material diminution of his position, duties, responsibilities, and status with the Company as in effect as of the Commencement Date or a material reduction of Executive’s resources as in effect on the Commencement Date;

(ii) a material reduction in Executive’s Base Salary or annual bonus target percentage;

(iii) a material reduction in the level of benefits available or awarded to Executive, other than any reduction in connection with a Company-wide reduction applicable generally to similarly situated executive officers of the Company;

(iv) within twelve months of a Change in Control (as defined herein), a material increase in Executive’s core functional responsibilities with a corresponding material change in Executive’s core functional role without a corresponding increase in compensation, provided, however, the addition of additional facilities or territories to Executive’s oversight responsibilities or other ordinary course growth of Parent or Symbion or any of their Subsidiaries or Affiliates shall not be a material increase in Executive’s core functional responsibilities;

(v) a relocation by the Company of Executive’s primary employment location to a location which is more than 50 miles from Executive’s primary employment location on the date hereof; or

(vi) a material breach by the Company of the terms of this Agreement;

but only if (x) Executive notifies the Company in writing within 90 days after the initial existence or occurrence of any of these conditions which notice describes in reasonable detail the basis for Executive’s belief that Good Reason exists and that Executive intends to resign for Good Reason and the Company, within 30 days after receipt of such notice, either fails to cure the condition or delivers a written notice to Executive that the Company intends not to cure such condition and (y) Executive actually resigns prior to 15 days after the earlier to occur of either the end of such 30-day cure period or delivery of such written notice by the Company.

(c) “Incapacity” as used herein shall mean that Executive is unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential duties, responsibilities and functions of his position. A medical examination by a physician selected by the Company to whom Executive or his duly appointed guardian, if any, has no reasonable objection shall determine, according to the facts then available, whether and when Incapacity has occurred. Such determination shall not be arbitrary or unreasonable, and shall be final and binding on the parties hereto.

(d) “Cause” as used herein means the occurrence of any of the following events:

(i) a material breach by Executive of any of the terms and conditions of this Agreement; provided that, if curable, Executive shall have a reasonable period of time (which in no event shall exceed 45 days) during which to cure such material breach following the date on which Executive receives the Company’s written notice of such material breach;

(ii) Executive’s reporting to work (A) intoxicated (other than Executive’s reasonable use of alcohol in connection with business entertainment, provided, that such use of alcohol does not cause Parent, Symbion or any of their Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm) or (B) under the influence of illegal drugs;

(iii) Executive’s use of illegal drugs (whether or not at the workplace) or other conduct causing Parent, Symbion or any of their Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm;

(iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, Symbion or any of their Subsidiaries or Affiliates;

(v) chronic absenteeism, which shall be deemed to have occurred if Executive has at least ten absences unrelated to paid time off, disability or illness in any ten week period;

(vi) Executive’s material failure or willful refusal to substantially perform his duties, responsibilities and functions; provided that, if curable, Executive shall have a reasonable period of time (which in no event shall exceed 45 days) during which to cure such failure following the date on which Executive receives the Company’s written notice of such failure;

(vii) Executive’s failure to comply with any of Parent’s, Holding’s or any of their Subsidiaries’ written guidelines or procedures promulgated by Parent, Symbion or any such Subsidiary and furnished to Executive, including, without limitation, any guidelines or procedures relating to marketing or community relations; provided that, if curable, Executive shall have a reasonable period of time (which in no event shall exceed 45 days) during which to cure such failure following the date on which Executive receives the Company’s written notice of such failure; or

(viii) Executive has committed an act or acts constituting a felony or any other act or omission involving theft, dishonesty or fraud against Parent, Symbion or any of their Subsidiaries or any of their respective customers or suppliers or other business relationships.

(e) A “Change in Control” shall be deemed to have occurred upon any of the following events, provided that, to the extent required by Section 409A, such events would also qualify as a “change in control event” under Treas. Reg. §1.409A-3(i)(5):

(i) Upon the closing of a reorganization, merger, share exchange or consolidation, other than a reorganization, merger, share exchange or consolidation with respect to which those persons who were the beneficial owners, immediately prior to such reorganization, merger, share exchange or consolidation, of outstanding securities of Parent or Symbion ordinarily having the right to vote in the election of directors own, immediately after the closing of such transaction, more than 51% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or

(ii) Upon approval by the stockholders of a complete liquidation and dissolution of Parent or Symbion or the sale or other disposition of all or substantially all of the assets of Parent or Symbion other than to a Subsidiary or Affiliate;

provided, however, that a sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute, of units of Surgery Center Holdings, LLC (or common stock of an entity into which the units of Surgery Center Holdings, LLC convert) shall not be a Change in Control.

(f) Termination by Executive. Executive has the right to terminate his employment under this Agreement at any time, for any or no reason, but only after giving the Company (i) 30 days prior written notice with respect to any termination without Good Reason or (ii) the number of days prior written notice set forth in the last sentence of Section 4(b) with respect to any termination with Good Reason.

(g) Compensation after Termination.

(i) If the Employment Period has commenced and is terminated pursuant to Executive’s resignation without Good Reason, death or Incapacity, Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, bonus, compensation or benefits from Parent, Symbion, or their Subsidiaries, except as may be required by applicable law.

(ii) If the Employment Period has commenced and is terminated by the Company for Cause, Executive shall only be entitled to his Base Salary through the date of termination and shall not be entitled to any other salary, bonus, compensation or benefits from the Company, Parent or their Subsidiaries, except as may be required by applicable law. In addition, in such event, Executive shall automatically forfeit any rights to any unvested equity owned by Executive in Parent, Symbion or any Subsidiary.

(iii) If the Employment Period has commenced and is terminated by the Company without Cause or by Executive for Good Reason or this Agreement is not renewed by the Company or allowed to expire by the Company, then subject to the conditions described in Section 4(g)(v) below, Executive shall be entitled to receive as severance compensation the following (collectively, “Severance Pay”): (A) an amount equal to the sum of Executive’s then-current annual Base Salary, payable in regular installments beginning within 30 days following the Termination Date in accordance with the Company’s general payroll practices for salaried employees; (B) continuation of the welfare benefits described in Section 3(b) for 12 months (the “Severance Period”) to the extent permissible under the terms of the relevant benefit plans at no cost to Executive; and (C) the Bonus payable to Executive within 2 and 1/2 months after the end of the applicable year. For purposes of this Section 4(g), “Bonus” shall mean an amount equal to Executive’s then-current annual Base Salary, multiplied by the percentage contained in Section 3(d) hereof.

(iv) If, within 12 months following a Change in Control, either (A) the Company terminates the employment of Executive hereunder without Cause under Section 4(a) above, or (B) Executive terminates his employment for Good Reason under Section 4(b) above, then, in lieu of any other compensation that may be specified in this Agreement, the Company will pay Executive the Severance Pay. The Company will make any payment due under this clause (iv) in a single lump-sum payment not later than 30 days after termination. If any payment obligation under this Section 4(g) arises, no compensation received from other employment (or otherwise) will reduce the Company’s obligation to make the payment(s) described in this paragraph.

(v) Notwithstanding Section 4(g)(iii), Executive’s right to receive Severance Pay hereunder is conditioned upon: (A) Executive executing, and not revoking, a written separation agreement and general release of all claims against Parent, Symbion, their Subsidiaries and Affiliates and their respective managers, directors, officers, shareholders, members, representatives, agents, attorneys, predecessors, successors and assigns (other than a claim for the severance payments described in Section 4(g)(iii) or (iv) and Executive’s rights to future distributions and payments related to the continued ownership of any equity securities in Parent that Executive will continue to own after such termination), in form and substance acceptable to the Company, which shall among other things, contain a general release by Executive of all claims arising out of his employment and termination of employment by the Company (a “Release Agreement”) within 30 days of Executive’s Termination Date; and (B) Executive’s material compliance with all of his obligations which survive termination of this Agreement. The Severance Pay is intended to be in lieu of all other payments to which Executive might otherwise be entitled in respect of his termination without Cause, resignation with Good Reason or this Agreement is not renewed or allowed to expire by the Company. Parent, Symbion and their Subsidiaries and Affiliates shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the date of termination of employment with the Company (the “Termination Date”), and Parent, Symbion and their Subsidiaries and Affiliates shall continue to have all other rights available hereunder (including without limitation, all rights hereunder at law or in equity).

(vi) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which might otherwise accrue or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA). All amounts payable to Executive as severance hereunder shall be subject to all required withholdings by the Company.

(h) The Company may offset any amount Executive owes Parent or Symbion or their Subsidiaries or Affiliates against any amount they or their Subsidiaries or Affiliates owes Executive hereunder.

5. Confidential Information. Other than in the performance of his duties hereunder, during the Restrictive Period (as defined below) and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of herself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of Parent, Holdings or any of their Subsidiaries or Affiliates or the Business, including but not limited to any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, designs, processes, procedures, improvements, models, manuals, financial data, acquisition strategies and information, information relating to operating procedures and marketing strategies, and any other proprietary information used by Parent, Holdings or any of their Subsidiaries or Affiliates in connection with the Business, irrespective of its form; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry, in each case through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to Parent, Symbion and their Subsidiaries and Affiliates. Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which Executive becomes aware and of all details thereof. Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Inventions and Discoveries (as defined below) or the business of Parent, Symbion or any of their Subsidiaries or Affiliates which Executive may then possess or have under his control.

“Business” as used herein means the business of owning, operating, developing and/or managing, or providing management or administrative services to, (a) ambulatory surgery centers anywhere in the United States or (b) physician-owned surgical hospitals within a 50 mile radius of any hospital that is owned, operated, developed or managed by the Company or any Affiliate.

6. Inventions and Discoveries.

(a) Executive understands and agrees that all inventions, discoveries, ideas, improvements, whether patentable, copyrightable or not, pertaining to the Business or relating to Parent’s, Holding’s or any of their Subsidiaries’ or Affiliates’ actual or demonstrably anticipated research, development or inventions (collectively, “Inventions and Discoveries”) that result from any work performed by Executive solely or jointly with others for Parent, Symbion or any of their Subsidiaries or Affiliates which Executive, solely or jointly with others, conceives, develops, or reduces to practice during the course of Executive’s employment with Parent, Symbion or any of their Subsidiaries, are the sole and exclusive property of the Company. Executive will promptly disclose all such matters to the Company and will assist the Company in obtaining legal protection for Inventions and Discoveries. Executive hereby agrees on behalf of herself, his executors, legal representatives and assignees that he will assign, transfer and convey to the Company, its successors and assigns the Inventions and Discoveries.

(b) THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT SECTION 6(a) SHALL NOT APPLY TO AN INVENTION OF EXECUTIVE FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF PARENT, HOLDINGS OR ANY OF THEIR SUBSIDIARIES WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EXECUTIVE’S OWN TIME, UNLESS (A) THE INVENTION RELATED (I) TO THE BUSINESS OF PARENT, HOLDINGS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OR (II) TO THE COMPANY’S OR ANY OF ITS SUBSIDIARIES’ OR AFFILIATES’ ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY EXECUTIVE FOR PARENT, HOLDINGS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES. EXECUTIVE AND THE COMPANY FURTHER ACKNOWLEDGE AND AGREE THAT SECTION 6(a) SHALL NOT APPLY TO ANY INVENTIONS OR WORK PRODUCT DEVELOPED OR VESTED BY EXECUTIVE PRIOR TO THE EFFECTIVE DATE, A COMPLETE AND ACCURATE LIST OF WHICH IS SET FORTH ON SCHEDULE 6(b).

(c) EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS SECTION 6 AND FULLY UNDERSTANDS THE LIMITATIONS WHICH IT IMPOSES UPON HIS AND HAS RECEIVED A DUPLICATE COPY OF THIS AGREEMENT FOR HIS RECORDS.

7. Restrictive Covenants. Executive acknowledges that in the course of his employment with Parent, Symbion or any of their Subsidiaries or Affiliates, or their predecessors or successors, he has been and will be given access to and has and will become familiar with their trade secrets and with other Confidential Information and that his services have been and shall be of special, unique and extraordinary value to Parent, Symbion, and their Subsidiaries or Affiliates. Therefore, and in further consideration of the compensation to be paid to Executive hereunder and in connection with his employment, and to protect the Company’s and its Subsidiaries’ and Affiliates’ Confidential Information, business interests and goodwill:

(a) Non-compete. Executive hereby agrees that for a period commencing on the date hereof and ending on the Termination Date, and thereafter, through the period ending on the first anniversary of the Termination Date (collectively, the “Restrictive Period”), he shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than Parent and its Subsidiaries) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or is actively developing or attempting to develop in any element of the Business anywhere within a 50-mile radius of the Nashville metropolitan area or within a 50-mile radius of any area (or in the event such area is a major city, the metropolitan area relating to such city) in which Parent, Symbion or any of their Subsidiaries on the Termination Date actively engages or is actively developing or attempting to develop in any element of the Business (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of 3% of the stock of such corporation. With respect to the Territory, Executive specifically acknowledges that Parent and its Subsidiaries intend to expand the Business into and throughout the United States.

(b) Interference with Relationships. Without limiting the generality of the provisions of Section 7(a) hereof, Executive hereby agrees that, for a period commencing on the Commencement Date and ending on the Termination Date, and thereafter, through the period ending on the second anniversary of the Termination Date (the “Non-Solicit Restrictive Period”), he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, (i) solicit or encourage, or participate in any business which solicits or encourages (A) any person, firm, corporation or other entity which has executed, or proposes to execute, a management services agreement or other services agreement with Parent, Symbion or any of their Subsidiaries at any time during the term of this Agreement, or any successor in interest to any such person, firm, corporation or other entity, for the purpose of securing business or contracts related to any element of the Business, or (B) any present customer or patient of Parent, Symbion or any of their Subsidiaries or any of their Affiliated Practices to terminate or otherwise alter his, his or its relationship with Parent, Symbion or any of their Subsidiaries or such Affiliated Practice; provided, however, that nothing contained herein shall be construed to prohibit or restrict Executive from soliciting business from any such parties on behalf of Parent, Symbion or any of their Subsidiaries in performance of his duties as an employee of the Company required under and as specifically contemplated by Section 2 above or (ii) divert, entice away, solicit or encourage, or attempt to divert, entice away, solicit or encourage, any physician who utilizes or has invested in an Affiliated Practice to become an owner, investor or user of another practice or facility that is not an Affiliated Practice or approach any such physician for any of the foregoing purposes or authorize or assist in the taking of any such action by any third party. In addition, at all times from and after the Termination Date, Executive shall not contact or communicate in any manner with any of Parent’s, Holding’s, or any of their Subsidiaries’ or Affiliates’ suppliers or vendors, or any other third party providing services to Parent, Symbion or any of their Subsidiaries, regarding Parent, Symbion, any of their Subsidiaries or any Company- or any such Subsidiary-related matter (which suppliers, vendors or third party service providers will include, without limitation, any third party with whom Parent, Symbion or any of their Subsidiaries was, during the term of Executive’s employment with Parent, Symbion or any of their Subsidiaries, contemplating engaging, or negotiating with, for the future provision of products or services).

(c) Non-solicitation. Other than in the performance of his duties hereunder, during the Non-Solicit Restrictive Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co partner or in any other individual or representative capacity, employ, recruit or solicit for employment or engagement, any person who is employed or engaged by Parent, Symbion or any of their Subsidiaries or any of its Affiliated Practices during the Non-Solicit Restrictive Period, or otherwise seek to influence or alter any such person’s relationship with any of the Affiliated Practices, Parent, Symbion or any of their Subsidiaries; provided, however that responses to a general solicitation (such as an internet or newspaper solicitation) that are not targeted towards any particular person shall not be deemed to be a violation of the restrictions set forth in this Section 7(c).

(d) Affiliated Practice. For purposes of this Agreement, an “Affiliated Practice” shall include any practice or facility (i) in which Parent, Symbion or any of their Subsidiaries has an ownership interest or (ii) that is managed by or receives other services from Parent, Symbion or any of their Subsidiaries in connection with any element of the Business.

(e) Blue Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined below) too lengthy or the Territory too extensive, the other provisions of this Section 7 shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

(f) Covenant Not to Disparage. During the Restrictive Period and thereafter, Executive shall not disparage, denigrate or derogate in any way, directly or indirectly, Parent, Symbion, any of their Subsidiaries or Affiliates, or any of its or their respective agents, officers, directors, employees, parent, subsidiaries, affiliates, Affiliated Practices, affiliated doctors (including any physicians who utilize or have invested in any Affiliated Practice), representatives, attorneys, executors, administrators, successors and assigns (collectively, the “Protected Parties”), nor shall Executive disparage, denigrate or derogate in any way, directly or indirectly, his experience with any Protected Party, or any actions or decisions made by any Protected Party.

(g) Remedies. Executive acknowledges and agrees that the covenants set forth in this Section 7 and the preceding Sections 5 and 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the business interests of the Company, Parent and their Subsidiaries and Affiliates, that irreparable injury may result to the Company, Parent and their Subsidiaries and Affiliates if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such

Restrictive Covenants, the Company, Parent and their Subsidiaries and Affiliates will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by his of any of the Restrictive Covenants, the Company, Parent and their Subsidiaries and Affiliates shall be entitled to immediate temporary injunctive and other equitable relief subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Parent, Symbion or any of their Subsidiaries or Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. In addition and supplementary to other rights and remedies existing in its (or their) favor, in the event of the material breach by Executive of any of the provisions of this Section 7, the Company or Parent (and/or their Subsidiaries or Affiliates) shall be entitled to require Executive to account for and pay over to the Company or Parent (and/or their Subsidiaries or Affiliates) all compensation, profits, moneys, accruals, increments or other benefits actually derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement which may require Executive to repay any severance. In addition, in the event of an alleged breach or violation by Executive of this Section 7, the restricted periods set forth in this Section 7 shall be tolled until such breach or violation has been duly cured.

(h) Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, Parent and their Subsidiaries or Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent his from otherwise earning a living. Executive acknowledges that the Restrictive Covenants are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel. Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions, prior to the commencement of that employment.

8. Executive’s Representations and Covenants.

(a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) During the Employment Period and thereafter, Executive shall cooperate with the Company, Parent and their Subsidiaries and Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 8(b), the Company shall reimburse Executive for reasonable travel expenses (including, without limitation, travel expenses, lodging and meals, and reasonable attorneys’ fees upon submission of receipts).

9. Survival. Sections 4 through 22 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among Executive and the Company and its Subsidiaries and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

14. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company or Parent and their respective successors and permitted assigns. Executive may not assign any of his rights or obligations hereunder without the prior written consent of the Company. The Company may (a) assign any or all of its respective rights and interests hereunder to Parent or one or more Subsidiaries or Affiliates of Parent or the Company, (b) designate one or more Subsidiaries or Affiliates of

Parent or Company to perform its obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign its rights hereunder in connection with the sale of all or a substantial part of the business or assets of the Company or Parent or one of their Subsidiaries (whether by merger, sale of stock or assets, recapitalization or otherwise) and (d) merge any of the Subsidiaries or Affiliates with or into the Company (or vice versa); provided, however, that the foregoing actions may provide Executive with Good Reason to terminate this Agreement. The rights of the Company hereunder are enforceable by Parent or the Company Subsidiaries or Affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

16. Delivery by Facsimile or PDF. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party. No party hereto shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17. Income Tax Treatment. Executive and the Company acknowledge that it is the intention of the Company to deduct all cash amounts paid under this Agreement as ordinary and necessary business expenses for income tax purposes. Executive agrees and represents that he will treat all such non-reimbursable amounts as ordinary income for income tax purposes, and should he report such amounts as other than ordinary income for income tax purposes, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

18. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state in which Executive resides, without giving effect to provisions thereof regarding conflict of laws.

19. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND EXECUTIVE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE

JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

20. Consent to Jurisdiction.

(a) THE COMPANY AND EXECUTIVE HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE IN WHICH EXECUTIVE RESIDES AND IRREVOCABLY AGREE THAT SUBJECT TO THE COMPANY’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EXECUTIVE ACCEPTS FOR HERSELF AND IN CONNECTION WITH HIS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

(b) Notwithstanding Section 20(a), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5 through 7 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

21. Amendment and Waiver. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22. Section 409A. To the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that the payments to Executive under this Agreement are either exempt from, or comply with, Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as defined below, as of Executive’s termination of employment, then, to the extent any payment under this Agreement resulting from Executive’s termination of employment constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) and to the extent required by Section 409A, no payments due under this Agreement as a result of Executive’s termination of employment may be made until the earlier of (a) the first day following the six-month anniversary of Executive’s date of termination and (b) Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the sixth month anniversary of Executive’s date of termination. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treas. Reg. §1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Reg. §409A-1(i).

*    *    *    *    *    *     *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SURGERY PARTNERS, INC.

By:	/s/ Michael T. Doyle
Michael T. Doyle
Chief Executive Officer

SYMBION, INC.

By:	/s/ Michael T. Doyle
Michael T. Doyle
Chief Executive Officer

Accepted and Agreed:

/s/ John Crysel
John Crysel

Date:	September 20, 2015

Schedule 6(b)

Prior Inventions

[If none listed, none.]